Exhibit 1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 9)*

SIZELER PROPERTY INVESTORS, INC.

(Name of Issuer)

Common Stock, Par Value $.0001 per share

(Title of Class of Securities)

830137-10-5

(CUSIP Number of Class
of Securities)

Carolyn Tiffany
First Union Real Estate Equity and Mortgage Investments
7 Bulfinch Place
Suite 500
Boston, Massachusetts 02114
(617) 570-4614

David J. Heymann
Post Heymann & Koffler LLP
Two Jericho Plaza, Wing A
Suite 111
Jericho, New York 11753
(516) 681-3636

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

January 31, 2005

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 830137-10-5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) First Union Real Estate Equity and Mortgage Investments 34-6513657

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Ohio

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,256,800

	8.	Shared Voting Power - 0 -

	9.	Sole Dispositive Power 1,256,800

	10.	Shared Dispositive Power - 0 -

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,256,800 Shares

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 9.5%

14.	Type of Reporting Person (See Instructions) OO

This Amendment No. 9 amends certain information contained in the Schedule 13Dfiled by First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (“First Union”), with respect to its ownership interest in Sizeler Property Investors, Inc., as amended by Amendment No. 1 to Schedule 13D dated November 11, 2004, as further amended by Amendment No. 2 to Schedule 13D dated November 16, 2004, as further amended by Amendment No. 3 to Schedule 13D dated December 6, 2004, as further amended by Amendment No. 4 to Schedule 13D dated December 21, 2004, as further amended by Amendment No. 5 to Schedule 13D dated January 7, 2005, as further amended by Amendment No. 6 to Schedule 13D dated January 14, 2005, as further amended by Amendment No. 7 to Schedule 13D dated January 19, 2005, and as further amended by Amendment No. 8 to Schedule 13D dated January 26, 2005 (the “13D”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the 13D.

Item 1.	Security and Issuer

Item 2.	Identity and Background

Item 3.	Source and Amount of Funds or Other Consideration

Item 4.	Purpose of Transaction

On January 31, 2005, First Union sent a letter to Sidney Lassen, the Chairman and Chief Executive Officer of the Issuer expressing its concerns with certain actions alleged to have been taken either by Mr. Lassen or the Issuer.  A copy of the letter sent to Mr. Lassen is attached hereto as Exhibit 5.

Item 5.	Interest in Securities of the Issuer

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7.	Material to Be Filed as Exhibits
Exhibit 5. Letter, dated January 31, 2005, from First Union to Sidney Lassen.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FIRST UNION REAL ESTATE EQUITY AND
MORTGAGE INVESTMENTS

January 31, 2005
Date
/s/ Michael L. Ashner
Signature
Michael L. Ashner Chief Executive Officer
Name/Title

Exhibit 5

February 1, 2005

Mr. Sidney Lassen

Chief Executive Officer

Sizeler Property Investors, Inc.

2542 Williams Boulevard

Kenner, Louisiana 70062

Dear Mr. Lassen:

It has come to our attention that either you acting individually or Sizeler Property Investors, Inc. (“Sizeler”) may have engaged one or more private investigators, directly or through intermediaries, in order to covertly investigate myself, my background and/or any existing or preexisting relationships between myself and/or First Union Real Estate Equity and Mortgage Investments, Inc. (“First Union”) and other shareholders of Sizeler.  With respect to the latter concern, please be advised that there is no existing or preexisting arrangement or understanding between First Union, myself or our affiliates, on the one hand, and any other shareholder of Sizeler, on the other hand, as to any matter relating to Sizeler, including, without limitation, the acquisition, voting, holding or disposal of shares of Sizeler.

To date we have received no objection to our intended slate of nominees to the Board of Sizeler and it is our hope that neither you nor any other member of the Board is engaged in an invidious campaign to quash corporate democracy through the use of such reprehensible practices.  In the event that you or other members of the Board of Directors of Sizeler desire any information regarding any of the aforementioned matters of interest, I suggest that you contact me directly with your inquiries.  We welcome the opportunity to provide you with any biographical data and personal references which you may require.  Such an approach on your part would avoid unnecessary cost and expense to the shareholders of Sizeler.

Please take comfort in the knowledge that we will not be engaging the services of private investigation firms or initiating similar morally questionable practices to explore your background or those of the other nominees proposed by Sizeler.  Rather, it is our intention to focus our campaign on specific strategic proposals designed to maximize shareholder value for all shareholders and improve corporate governance, as well as on the historically anemic performance at Sizeler during the 18 years of your tenure as Chairman and CEO.

If you should have any questions regarding the foregoing, please feel free to contact me.

Very truly yours,

First Union Real Estate and Mortgage Investments, Inc.

By:	/s/ Michael L. Ashner
Michael L. Ashner,
Chairman

cc:           J. Terrel Brown

Harold B. Juckell

Richard L. Pearlstone

William G. Byrnes

James R. Peltier

Thomas A. Masilla, Jr.

James W. McFarland

Theodore H. Strauss